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                                                       May 2, 2006


Corel Corporation
1600 Carling Avenue
Ottawa, Ontario
K1Z 8R7

ATTN:  Christopher DiFrancesco
Vice President, Legal and General Counsel

Dear Sirs, Mesdames:

We have acted as Ontario and New York counsel for Corel Corporation, a corporation organized under the federal laws of Canada (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration by the Company of 4,262,080 common shares (the "Plan Shares"), no par value per share (the "Common Shares"), of the Company authorized for issuance pursuant to the Company's 2003 Share Option and Phantom Unit Plan, as amended (the "2003 Equity Incentive Plan") and the Company's 2006 Equity Incentive Plan (the "2006 Equity Incentive Plan" and, together with the 2003 Equity Incentive Plan, the "Plans").

     This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K of the Securities Act of 1933 (the "Securities Act").

     All opinions expressed below concerning the laws of the Province of Ontario and the federal laws of Canada are given by members of the Law Society of Upper Canada.

     In connection with this opinion, we have examined (i) the Registration Statement, (ii) a specimen certificate evidencing the common shares of the Company, (iii) the articles of the Company as in effect today, as certified by the Secretary of the Company; (iv) the Bylaws of the Company as in effect, as certified by the Secretary of the Company; (v) resolutions of the Board of Directors of the Company, relating to the Plans and related matters and (vi) resolutions of the Board of Directors of the Company, relating to the filing of the Registration Statement and related matters as well as and such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

     On the basis of such examination, we advise you that in our opinion the Plan Shares have been duly authorized by the Company and, when awarded by the board of directors or the
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compensation committee of the board of directors of the Company and issued and paid for in accordance with the terms of the respective Plans, and, with respect to Plan Shares issuable upon exercise of options, the option agreements, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act of 1933, or the rules and regulations promulgated thereunder.

                                                     Yours very truly,

                                                     "Torys LLP"